Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers of Rock Ridge Royalty Company LLC

We have audited the accompanying financial statements of Rock Ridge Royalty Company LLC (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ interest, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rock Ridge Royalty Company LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 15, 2021

ROCK RIDGE ROYALTY COMPANY LLC

BALANCE SHEETS

AS OF DECEMBER 31

(in thousands)

	2020	2019
Assets
Current assets
Cash and cash equivalents	$6,267	$2,390
Accounts receivable	5,290	3,912
Accounts receivable—affiliates	—	92
Prepaids and other current assets	79	80

Total current assets	11,636	6,474
Property, plant and equipment, net:
Oil and gas properties, full cost method of accounting	72,634	135,873
Unproved property excluded from amortization	50,276	63,659

Total oil and gas properties, net	122,910	199,532
Other property and equipment, net	64	122
Loan origination cost, net	310	325

Total assets	$134,920	$206,453

Liabilities and Members’ Interest
Accounts payable	$115	$601
Accounts payable—affiliates	158	345
Commodity derivatives	156
Other liabilities	18	21

Total current liabilities	447	967
Credit facility	—	1,200
Other liabilities	19	22

Total liabilities	466	2,189
Commitments and contingencies (Note 9)
Members’ interest	134,454	204,264

Total liabilities and members’ interest	$134,920	$206,453

The accompanying notes are an integral part of the financial statements.

ROCK RIDGE ROYALTY COMPANY LLC

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31

(in thousands)

	2020	2019
Revenues
Royalty revenue	$18,023	$15,150
Lease bonus and right of way revenue	47	6,814
Unrealized loss on derivatives	(156)	—

Total revenues	17,914	21,964
Operating Expenses
Ad valorem taxes	364	297
Depreciation, depletion and amortization	15,555	6,808
Impairment of oil and gas properties	63,528	—
General and administrative	3,182	4,748

Total operating expenses	82,629	11,853
Operating (expense) income	(64,715)	10,111
Other income	156
Interest expense	(208)	(21)

(Loss) income before taxes	(64,767)	10,090
Texas margin tax expense	43	—

Net (loss) income	$(64,810)	$10,090

The accompanying notes are an integral part of the financial statements.

ROCK RIDGE ROYALTY COMPANY LLC

STATEMENT OF CHANGES IN MEMBERS’ INTEREST

(in thousands)

Total Members’ Interest
January 1, 2019	162,281
Contributions	81,861
Return of contributions	(49,968)
Net income	10,090

December 31, 2019	$204,264

Distributions	(5,000)
Net (loss)	(64,810)

December 31, 2020	$134,454

The accompanying notes are an integral part of the financial statements.

ROCK RIDGE ROYALTY COMPANY LLC

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

(in thousands)

	2020	2019
Cash flows from operating activities
Net (loss) income	$(64,810)	$10,090
Depreciation, depletion and amortization	15,555	6,808
Impairment of oil and gas properties	63,528	—
Deferred loan cost amortization	80	—
Unrealized loss on derivatives	156	—
Changes in operating assets and liabilities
Accounts receivable	(1,286)	(3,307)
Accounts payable	(486)	97
Accounts payable—affiliates	(187)	(191)
Prepaids and other	(4)	15

Net cash provided by operating activities	12,546	13,513
Cash flows from investing activities
Purchase of oil and gas mineral interest	(2,383)	(61,949)
Purchase of other property and equipment	(6)	(46)

Net cash used in investing activities	(2,389)	(61,995)
Cash flows from financing activities
Proceeds from member contributions	—	81,861
Return of contributions	—	(49,969)
Member distributions	(5,000)	—
Proceeds from line of credit	—	5,000
Repayment of line of credit	(1,200)	(3,800)
Loan origination cost	(80)	(325)

Net cash (used in) provided by financing activities	(6,280)	32,767
Net change in cash	3,877	(15,715)
Cash at beginning of period	2,390	18,105

Cash at end of period	$6,267	$2,390

Supplemental cash disclosure:
Cash paid for interest	$125	$—

The accompanying notes are an integral part of the financial statements.

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

Rock Ridge Royalty Company LLC (the “Company”), a Delaware limited liability company, was formed on November 23, 2016, and is engaged in the acquisition and management of mineral and royalty assets throughout the Delaware basin in west Texas.

The Company is managed by the board of managers. The board of managers is comprised of nine members, five of which are appointed by the Series B interest holders. Series B interests are held through funds controlled by The Blackstone Group L.P. (“Blackstone”) and have a commitment to fund $500 million. Additionally, Series A interest holders have committed $33.6 million through the purchase of Series C common interests as described in Note 6. As of December 31, 2020, there was approximately $326.1 million remaining in uncalled committed capital.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All dollar amounts in the financial statements and tables in the notes are stated in thousands of U.S. dollars unless otherwise indicated.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates include the carrying value of oil and gas properties.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2020 and 2019, the Company did not have any cash equivalents.

Royalty Mineral Interests in Oil and Gas Properties

Royalty interests include acquired mineral, oil and natural gas, and other royalty interests in the production, development and exploration stage properties.

The Company’s royalty interests have no rights or obligations to explore, develop or operate the properties in which it maintains such interests, and the Company does not incur any of the cost of exploration, development and operation of the properties.

The Company applies the full cost method of accounting for oil and gas properties. Accordingly, all costs incurred in the acquisition of oil and gas properties are capitalized.

Costs associated with proved oil and gas properties are subject to the full cost ceiling limitation which generally limits unamortized capitalized costs to the discounted future net revenues from proved reserves, based on the average of the last day prices of the previous twelve months and operating conditions. As a result of the

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

(continued)

Company’s proved property impairment assessment as of December 31, 2020, the Company recorded a $63.5 million noncash impairment charge to reduce the carrying value of its proved oil and gas properties, which is included in impairments of oil and gas properties in the statements of operations. There were no impairments of proved oil and gas properties for the year ended December 31, 2019.

Costs associated with unproved properties that have not been impaired are excluded from the depletion base. As proved reserves are established, costs associated with unproved properties become part of our depletion base. We determine the amount of costs to transfer from unproved properties based on our estimate of the potential drilling locations and potential reserves associated with those properties.

Unproved properties are assessed annually to ascertain whether impairment has occurred. The impairment assessment includes consideration of our understanding of the operators’ intent to fully develop our unproved properties, remaining lease terms, geological and geophysical evaluations, drilling results, potential drilling locations, availability of capital, assignment of proved reserves, expected divestitures, anticipated future capital expenditures and market considerations, among others. During any period in which impairment is indicated, the accumulated costs associated with the impaired property are transferred to proved properties, become part of our depletion base, and become subject to the full cost ceiling limitation. There were no unproved properties transferred to the depletion base due to impairment during 2020 and 2019.

Depreciation, depletion and amortization of proved oil and gas properties are computed on the units–of–production method, using estimates of the underlying proved reserves.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Revenue Recognition

Royalty revenue from sales of oil and natural gas are recognized at the point control of the product is transferred to the customer and collectability of the sales price is reasonably assured. Oil is priced on the delivery date based upon prevailing prices published by purchasers with certain adjustments related to oil quality and physical location.

The price we receive for natural gas is tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality and heat content of natural gas, and prevailing supply and demand conditions, so that the price of natural gas fluctuates to remain competitive with other available natural gas supplies. As each unit of product represents a separate performance obligation and the consideration is variable as it relates to oil and natural gas prices, we recognize revenue from oil and natural gas sales using the practical expedient for variable consideration.

The Company also earns revenue from lease bonuses, right-of-way and delay rentals. The Company generates lease bonus revenue by leasing its mineral interests to exploration and production companies. A lease agreement represents the Company’s contract with a customer and generally transfers the rights to any oil or natural gas discovered, grants the Company a right to a specified royalty interest, and requires that drilling and completion operations commence within a specified time period. Control is transferred to the lessee and the Company has satisfied its performance obligation when the lease agreement is executed, such that revenue is

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

(continued)

recognized when the lease bonus payment is received. The Company recognizes revenue from right-of-way payments, which grants others access to land owned by the Company to perform necessary services to produce oil and gas. The Company also recognizes revenue from delay rentals to the extent drilling has not started within the specified period, payment has been received, and the Company has no further obligation to refund the payment.

Income Taxes

The Company is a pass-through entity for federal income tax purposes, as such, federal income tax is assessed against the individual owner rather than against the Company. The Company evaluates the tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken within its financial statements that would not meet this threshold.

The Company’s policy is to reflect interest and penalties related to uncertain tax positions as part of its income tax expense, when and if they become applicable. Tax positions taken related to the Company’s pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company has not recorded an income tax liability for uncertain tax positions. The Company’s tax returns are subject to examinations under Internal Revenue Service’s general statutes.

Loan Origination Costs

Loan origination costs are amortized over the term of the related obligation using the effective interest method. Origination cost associated with our reserves-based line of credit are presented net of amortization within long-term assets.

NOTE 3. MINERAL INTERESTS

Property consisted of the following at December 31 (in thousands):

	2020	2019
Oil and gas properties:
Proved oil and gas properties	$169,949	$154,183
Unproved oil and gas properties excluded from amortization	50,276	63,659
Accumulated depreciation, depletion and amortization and impairment	(97,315)	(18,310)

Total oil and gas properties, net	$122,910	$199,532

Other property and equipment:
Furniture and equipment	$160	$155
Accumulated depreciation	(96)	(33)

Total other property and equipment, net	$64	$122

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

(continued)

Acquisitions and Divestitures

During the year ended December 31, 2020, the Company acquired 77.8 net mineral acres1 resulting in 147.5 net royalty acres2 in 18 transactions for an aggregate amount of $2.4 million, including acquisition cost. The acquisitions were funded through equity contributions by members and debt.

During the year ended December 31, 2019, the Company acquired 2,678 net mineral acres resulting in 3,917 net royalty acres in 57 transactions for an aggregate amount of $61.3 million, including acquisition cost. The acquisitions were funded through equity contributions by members and debt.

NOTE 4. DERIVATIVE INSTRUMENTS

The Company engages in price risk management activities. These activities are intended to manage the Partnership’s exposure to fluctuations in crude oil prices. The Partnership primarily utilizes price swaps.

Commodity derivatives are classified as Level 2 within the fair value hierarchy. The fair value of these instruments is estimated using forward-looking price curves and discounted cash flows that are observable or that can be corroborated by observable market data.

Crude oil derivatives settle against the average of the prompt month NYMEX future prices for West Texas Intermediate crude oil.

The fair values of commodity derivatives at December 31 were as follows (in thousands):

	2020	2019
Commodity derivative liabilities
Current portion	$156	$—
Long-term portion	—	—

	156	—

Net commodity derivatives	$(156)	$—

The Company had the following outstanding open crude oil positions as of December 31, 2020:

Expirations 2021
Oil Swaps:
Notional volume (bbl)	69,602
Weighted average swap price	$46.05

[1]

Net Mineral Acres: As to a given tract of land, the Company’s Net Mineral Acre (NMA) ownership is determined by (A) the number of gross surface acres in such tract of land, multiplied by (B) the Company’s undivided interest in and to the oil, gas, and other minerals associated with such tract. Royalty Acres are defined as the royalty associated to the Net Mineral Acres owned.

[2]

Net Royalty Acres: As to a given tract of land, the Company’s Net Royalty Acre ownership is determined by taking the sum product of (A) the Net Mineral Acres in such tract, multiplied by (B) if the tract is subject to oil and gas lease(s), the average lessor’s royalty interest under such lease(s) (provided, if any portion of the minerals are unleased, the lease royalty is assumed to be twenty five percent (25%)), less any non-participating royalty interests or similar burdens on the lease royalty; and (C) dividing the sum product of (A) and (B) by twelve and one half percent (12.5%).

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

(continued)

The Company had no outstanding open crude oil positions as of December 31, 2019.

NOTE 5. CREDIT FACILITY

Reserves-based line of credit

On September 30, 2019, the Company entered into a senior, first lien credit agreement with Royal Bank of Canada (“RBC”), as administrative agent, collateral agent, swingline lender, and an issuing bank. The credit agreement provides for a $25.0 million senior secured revolving credit facility expiring September 30, 2024 (the “Credit Facility”). The borrowing base at December 31, 2020 is $25 million.

The Credit Facility contains certain financial covenants that must be met by the Company. A current ratio of 1.0 times or greater must be maintained at each quarter end starting with the quarter ending December 31, 2019. The calculation of the current ratio under the Credit Agreement dictates that the available, undrawn balance on the Credit Facility be added to current assets for debt compliance calculation purposes, among other adjustments. Further, the debt to EBITDA ratio for the trailing four-fiscal quarters must be no greater than 4.0 times starting with the quarter ending December 31, 2019. The covenants also include certain customary restrictions on sales or encumbrances of assets, other advances, indebtedness, distributions and mergers or consolidations.

The applicable base rate is equal to the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2% to 3% based on the percentage of the borrowing base utilized. As of December 31, 2020, the margin was 2%. The Credit Facility carries a commitment fee of 37.5 to 50 basis points on the unused portion of the borrowing base.

Deferred loan costs of $0.4 million and $0.3 million (net of $0.1 million and $0 in amortization) is recorded in long-term assets for the year ended December 31, 2020 and 2019, respectively.

NOTE 6. MEMBERS INTEREST

The Company has two classes of Member Interests consisting of Common Interest and Profits Interest. These interests include one series of Profits Interest, the Series A Profits Interest, and two series of Common Interest, the Series B Common Interest and the Series C Common Interest. The Series B members have a total aggregate commitment of up to $500 million and the Series A Profits Interest holders have the right to contribute and purchase Series C Common interest for an aggregate commitment amount of up to $33.6 million.

Series A Profits Interests were issued to legacy unit holders of Primexx Energy Partners, Ltd. (“PEP”). Additionally, a total 650 units of Series A Profits Interests have been authorized for issuance to management of the Company as incentive compensation. Granted shares vest equally over a five year period and become immediately vested upon a change in control. The following chart details the issuance of these units:

Units outstanding as of January 1, 2019	387
Units granted during 2019	50

Units outstanding as of December 31, 2019	437
Units granted during 2020	65

Units outstanding as of December 31, 2020	502

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

(continued)

Series A Profits Interest represent equity awards whose holders participate in profits of the Company once certain payout thresholds are met for the Series B and C Common Interest holders. Accordingly, the value of the Series A Profits Interest at issuance was de minimis.

The Company’s distribution of profit and loss will be applied as follows:

•	First, to the Common Interest Holders based on their pro-rata invested capital until a 13.5% rate of return is achieved.

•

Second, the vested Series A Profits Interest will receive 12.5% of the distributions with the remainder going to the Common Interest Holders until the Common Interest Holder achieve a 20% rate of return and a multiple of 2.05 times their invested capital.

•

Third, the vested Series A Profits Interest will receive 22.5% of the distributions with the remainder going to Common Interest Holders until the Common Interest Holders achieve a 30% rate of return and a multiple of 3.05 times their invested capital.

•	Fourth, the vested Series A Profits Interest will receive 32.5% of the distributions with the remainder going to the Common Interest Holders.

NOTE 7. MID-TERM INCENTIVE PLAN

In 2020, the Board of Directors established the Mid Term Incentive Plan (“MTIP”) as an incentive program for the Company’s directors, executives, and key employees. The program designates a pool of up to $15.0 million to be granted to employees and provide a cash award when the affiliated Primexx entities (Primexx Energy Partners, Ltd., BPP Energy Partners LLC, and Rock Ridge Royalty Company LLC) have a Liquidity Event. The award is to be split proportionately amongst the affiliated entities based on the cash amount received for each entity. The award vests in two tranches with 65% of the award vesting over a three-year period and 35% of the award is based on personal performance of the grantee as determined by the Board of Directors. The portion that is time vested will fully accelerate and vest upon the change of control of the entity subject to the grantee’s continuous service and remaining in good standing with the Company through the date of the change in control.

Because the MTIP award is not considered a substantive class of equity, and only pays grantees upon a liquidity event of the entity, there is no expense recorded in the financial statements related to these awards. As of December 31, 2020, the total pool granted to employees under the MTIP was completely distributed.

NOTE 8. RELATED PARTY TRANSACTIONS

Primexx Energy Partners Ltd.

The Company and Primexx Energy Partners, Ltd. (“PEP”) have management and unitholders in common and various resources of PEP are utilized in the management and operations of the Company. These resources include technology, office space and personnel. The costs of these resources are charged to the Company based on the time allocated by employees engaged in the work of the Company as well as actual cost incurred. The following chart details the transactions between these entities for the period (in thousands):

	2020	2019
Rock Ridge payable to PEP	$158	$345
Cash lease bonuses received from PEP	$47	$—
Revenue received from PEP	$5,930	$3,738
General and administrative expenses reimbursed to PEP	$2,487	$3,010

ROCK RIDGE ROYALTY COMPANY LLC

NOTES TO THE FINANCIAL STATEMENTS

(continued)

BPP Energy Partners LLC

The Company has unitholders and management in common with BPP Energy Partners LLC (“BPP”) a Delaware limited liability company formed in 2017 to acquire and hold mineral and royalty interests in the Delaware Basin. During 2019, the Company leased approximately 361 acres to BPP receiving a total lease bonuses of $3.8 million.

Saragosa Field Services LLC

The Company has unitholders and management in common with Saragosa Field Services LLC (“SFS”) a Delaware limited liability company and subsidiary of PEP that was formed in 2017. During 2019, the Company received surface damage revenue in the amount of $20 thousand.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company leases office and computer equipment and software under non-cancellable operating leases. Expenses associated with these operating leases for the years ended December 31, 2020 and 2019 were approximately $0.2 million and $0.1 million, respectively. Future minimum lease commitments under non-cancellable operating leases are as follows (in thousands):

2021	$24
2022	$8
2023	$2
Thereafter	$—

The Company may become involved from time to time in litigation on various matters which are routine to the conduct of its business. Management is not currently a party to any material litigation and is not aware of any litigation threatened against the Company that could have a material adverse effect on the Company.

Current economic conditions may adversely affect the results of operations in future periods. The novel coronavirus (“COVID-19”) pandemic significantly affected the global economy and created significant volatility in the financial markets. These events, in addition to disruptions in the demand for oil combined with pressures on the global supply-demand balance for oil, resulted in significant volatility in oil prices during 2020. The effects of the COVID-19 pandemic negatively impacted the Company’s results of operations and led to a reduction in capital activities on the Company’s leasehold acreage. The impact of these events on the financial performance of the Company’s long-term operations is uncertain, including the duration of the COVID-19 pandemic and long-term effects on global oil demand. The financial statements have been prepared using values and information currently available to the Company.

NOTE 10. SUBSEQUENT EVENTS

Subsequent events have been evaluated through March 15, 2021, the date on which the financial statements were available to be issued.

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Geographic Area of Operation

The Company’s oil and natural gas reserves are located within the continental United States and concentrated in the Delaware Basin of Texas and New Mexico.

Capitalized Oil and Natural Gas Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion and amortization are as follows (in thousands):

	December 31, 2020	December 31, 2019
Oil and gas properties
Proved oil and gas properties	$169,949	$154,183
Unproved oil and gas properties	50,276	63,659

Total oil and gas properties	220,225	217,842
Accumulated depletion and impairment	(97,315)	(18,310)

Net oil and gas properties capitalized	$122,910	$199,532

Costs Incurred in Oil and Natural Gas Activities

Costs incurred in oil and natural gas property acquisition, exploration and development activities are as follows (in thousands):

	December 31, 2020	December 31, 2019
Acquisition costs
Proved oil and gas properties	$586	$60,718
Unproved oil and gas properties	1,797	1,231

Total acquisition costs	2,383	61,949

Results of Operations from Oil and Natural Gas Producing Activities

The following sets forth the revenues and expenses related to the production and sale of oil and natural gas (in thousands). It does not include any interest costs or general and administrative costs and, therefore, is not necessarily indicative of the net operating results of the Company’s oil and natural gas operations.

	December 31, 2020	December 31, 2019
Oil, natural gas and NGL royalty revenues	$18,988	$15,905
Production and ad valorem taxes	(1,329)	(1,051)
Depletion	(15,492)	(6,765)
Impairment of oil and gas properties	(63,528)	—
Income tax expense	(43)	—

Results of operations from oil and natural gas producing activities	$(61,404)	$8,089

The reserves as of December 31, 2020 and 2019 presented below were prepared by independent petroleum engineers. The calculation and analysis of interim changes in proved reserves were prepared by the Company. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The reserves are located in the Delaware Basin of Texas and New Mexico.

The following tables set forth estimated net quantities of the Company’s estimated proved reserves and projected future cash inflows and future production costs and are prepared in accordance with GAAP. For estimates of proved reserves, the average spot prices are determined based on the first day of the month average prices adjusted by applying price and cost basis differentials, including transportation and quality, to the period-end estimated quantities of oil, natural gas and NGL to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor. Future ad valorem taxes are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period-end costs and assuming continuation of existing economic conditions.

The assumptions used to compute the standardized measure are those prescribed by GAAP. These assumptions do not necessarily reflect management’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Analysis of Changes in Proved Reserves

The following table sets forth information regarding the Company’s net ownership interest in estimated quantities of proved developed and undeveloped oil and natural gas quantities and the changes therein for each of the periods presented:

	Oil (MBbls)	Natural Gas MMcf)	NGLs (MBb(s)	Total (MBOE)
Balance, January 1, 2019	1,678	2,649	349	2,468
Revisions	(601)	(618)	(11)	(715)
Extensions	3,176	5,904	859	5,019
Acquisitions of reserves	1,168	1,889	324	1,806
Production	(282)	(457)	(77)	(434)

Balance, December 31, 2019	5,139	9,367	1,444	8,144
Revisions	(3,096)	(4,475)	(666)	(4,510)
Extensions	1,951	4,041	672	3,297
Acquisitions of reserves	14	29	4	23
Production	(444)	(830)	(129)	(710)

Balance, December 31, 2020	3,564	8,132	1,325	6,244

	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBb(s)	Total (MBOE)
Proved developed and undeveloped reserves:
Developed as of January 1, 2019	638	1,423	129	1,003
Undeveloped as of January 1, 2019	1,040	1,226	220	1,465

Balance at January 1, 2019	1,678	2,649	349	2,468

Developed as of December 31, 2019	1,605	3,320	452	2,610
Undeveloped as of December 31, 2019	3,534	6,048	992	5,534

Balance at December 31, 2019	5,139	9,367	1,444	8,144

Developed as of December 31, 2020	1,469	3,723	599	2,688
Undeveloped as of December 31, 2020	2,095	4,409	726	3,556

Balance at December 31, 2020	3,564	8,132	1,325	6,244

Revisions to previous estimates of proved reserves, either upward or downward, are a result of updated information obtained in the reporting period, including operator drilling activity and production history or changes in economic factors such as commodity prices, operating and development costs.

During the year ended December 31, 2020, the Company’s extensions and discoveries of 3,297 MBOE of which 44 MBOE were from conversions of non-proved resources to proved developed producing and proved developed not producing due to operator drilling activity and 3,253 MBOE were from additional proved undeveloped reserves. In addition, the Company purchased certain mineral interests in Loving County, Texas and Eddy County, New Mexico which resulted in 23 MBOE of acquisitions. The Company negatively revised previous estimates by 4,510 MBOE due to the following:

•	Downgrade of 2,128 MBOE of proved reserves to non-proved due to the decrease in operator activity in 2020 resulting in development falling outside of five years

•	Negative revision of 259 MBOE due to downward movement of SEC pricing

•	Increase of 331 MBOE due to updated gas and natural gas liquids processing and basis differentials

•	Negative revision of 2,454 MBOE attributed to downward revisions of estimated ultimate recovery, proved unit configuration and operator development planning.

During the year ended December 31, 2019, the Company’s extensions and discoveries of 5,019 MBOE of which 1,083 MBOE were from conversions of non-proved resources to proved developed producing and proved developed not producing due to operator drilling activity and 3,936 MBOE were from additional proved undeveloped reserves. In addition, the Company purchased certain mineral interests in Loving County, Texas, Reeves County, Texas, and Lea County, New Mexico which resulted in 1,806 MBOE of acquisitions. The Company negatively revised previous estimates by 715 MBOE due to the following:

•	Downgrade of 318 MBOE of proved reserves to non-proved due to the decrease in operator activity in 2019 resulting in development falling outside of five years

•	Negative revision of 13 MBOE due to downward movement of SEC pricing

•	Increase of 107 MBOE due to updated gas and natural gas liquids processing and basis differentials

•	Negative revision of 491 MBOE attributed to downward revisions of estimated ultimate recovery, proved unit configuration and operator development planning.

Standardized Measure of Oil and Gas

The standardized measure and projections should not be viewed as realistic estimates of future cash flows, nor should the “standardized measure” be interpreted as representing current value to the Company. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs may vary. Our calculations of the standardized measure of discounted future net cash flows and the related changes therein do not include the effect of estimated federal income tax expenses because the Company is not subject to federal income taxes. The Company is subject to certain state-based taxes; however, these amounts are not material.

As of December 31, 2020, the reserves are comprised of 57% crude oil, 22% natural gas and 21% NGL on an energy equivalent basis.

The values for the December 31, 2020 and 2019 proved reserves were derived based on prices presented in the table below. The crude oil pricing was based on the West Texas Intermediate (“WTI”) price; the NGL pricing was 30% of WTI for 2020 and 39% of WTI for 2019; the natural gas pricing was based on the Henry Hub price. All prices have been adjusted for transportation, quality and basis differentials.

	Oil (Bbl)	Natural Gas (Mcf)	NGLs (Bbl)
December 31, 2020 (Average)	$35.32	$0.68	$10.63
December 31, 2019 (Average)	$46.17	$0.18	$18.21

The following summary sets forth the future net cash flows related to proved oil and natural gas reserves based on the standardized measure prescribed in ASC Topic 932 (in thousands):

	December 31, 2020	December 31, 2019
Future oil and natural gas sales	$145,440	$265,239
Future production taxes	(7,564)	(13,145)
Future ad valorem taxes	(2,237)	(5,030)

Future net cash flows	135,639	247,064
10% annual discount	(63,000)	(111,751)

Standardized measure of discounted future net cash flows	$72,639	$135,313

The principal sources of change in the standardized measure of discounted future net cash flows are (in thousands):

	Year Ended December 31,
	2020	2019
Standardized measure, beginning of year	$135,313	$53,090
Net change in prices and production costs	(59,140)	(31,842)
Oil and gas sales, net of production costs	(17,659)	(14,854)
Extensions and discoveries	38,978	82,819
Acquisitions of reserves	278	31,569
Revisions of previous quantity estimates	(38,134)	(6,018)
Accretion of discount	13,531	5,309
Changes in timing and other	(529)	15,241

Standardized measure, end of year	$72,639	$135,313